Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement No. 333-148529 on Form S-3 of our reports dated July 13, 2007, relating to the consolidated financial statements and financial statement schedules of Investors Real Estate Trust, and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Investors Real Estate Trust for the fiscal year ended April 30, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, MN
January 15, 2008